Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 26, 2008 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Marvell Technology Group Ltd.’s Annual Report on Form 10-K for the year ended February 2, 2008.

/s/ PricewaterhouseCoopers LLP
San Jose, California
June 20, 2008